News Release Europe, Middle East, Africa & Asia- Pacific Contact: Camilla Greene +44 (0) 207 982 2176 Camilla.Greene@ntrs.com Simon Ansell +44 (0) 207 982 1016 Simon_Ansell@ntrs.com US & Canada Contact: Joanne Zalatoris +1 (312) 900-3462 Joanne.zalatoris@ntrs.com http://www.northerntrust.com FOR IMMEDIATE RELEASE Northern Trust Announces New President of Asset Management Business CHICAGO, September 3, 2025 — Northern Trust (Nasdaq: NTRS) announced today that Michael Hunstad has been appointed as President of Northern Trust Asset Management (NTAM), effective immediately, replacing Daniel Gamba. Hunstad will join Northern Trust’s Management Group and report to Chief Executive Officer Michael O’Grady. Since joining NTAM in 2012, Hunstad has held a range of senior leadership roles including most recently serving as Global Co-Chief Investment Officer. He was responsible for overseeing a comprehensive suite of investment capabilities, including index, fundamental, quantitative and tax-advantaged strategies, as well as active, multi-asset class solutions and alternative investments. Hunstad has played a pivotal role in shaping NTAM’s investment vision and philosophy, leading a global team of more than 300 professionals. In addition to these responsibilities, he serves on the Asset Management Executive Group, the Investment Policy Committee, and the Risk Committee. “We are excited to have Mike step into the role of President of Northern Trust Asset Management,” said O’Grady. “After 25 years in the industry and a proven track record of driving growth and innovation, Mike is the ideal leader to guide us in navigating the complexities of today’s market. His strategic vision and commitment to client success will not only enhance our asset management capabilities but also position us to deliver exceptional value to our clients and stakeholders. We thank Daniel Gamba for his contributions and wish him success in his future endeavors.” Before joining Northern Trust, Hunstad was head of research at Breakwater Capital and head of quantitative asset allocation at Allstate Investments. He holds a Ph.D. in mathematics, an MBA in finance, an M.A. in econometrics, and a bachelor's degree in economics. About Northern Trust Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has a global presence with offices in 24 U.S. states and Washington, D.C., and across 22 locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2025, Northern Trust had assets under custody/administration of US$18.1 trillion, and assets under management of US$1.7 trillion. For more than 135 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit us on northerntrust.com. Follow us on Instagram @northerntrustcompany or Northern Trust on LinkedIn. Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at https://www.northerntrust.com/terms-and-conditions.